EXHIBIT 23 Consent of Auditor

Barry L. Friedman, P.C>
Certified Public Accountant

1582 Tulita Drive, Las Vegas, Nevada 89123
Telephone: Office (702) 361-8414 FAX NO (702) 896-0276

To Whom it May Concern:        February 15, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of my report of February 15, 2000, on the Financial Statements of Shaw International, Inc., as of February 14, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

BARRY L. GRIEDMAN
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Barry L. Friedman
Certified Public Accountant